IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

Q FUNDING III, L.P., and Q4 FUNDING, L.P.,

Plaintiffs,                                                         Civil Action No.________

v.

CEDAR FAIR MANAGEMENT,
INC., CEDAR FAIR, L.P., a Delaware
limited partnership,

Defendants.

VERIFIED COMPLAINT

Plaintiffs, Q Funding III, L.P. and Q4 Funding, L.P. (together "Q Funding" or "plaintiffs"), by and through their undersigned counsel, as and for their Verified Complaint for declaratory and injunctive relief against defendants Cedar Fair, L.P., ("Cedar Fair" or the "Company") and Cedar Fair Management, Inc. ("CFMI" or the "General Partner") allege as follows:

Introduction

    In relevant part, the Partnership Agreement (defined below) authorizes limited partners or unitholders of at least a 10% interest in Cedar Fair to call a special meeting of limited partners and requires the General Partner to notice and schedule such special meeting. Plaintiffs are two unitholders of Cedar Fair who collectively hold a 10.28% interest. Plaintiffs have properly called a special meeting and requested that the General Partner notice and schedule a meeting to consider and vote on an amendment to the Partnership Agreement that expressly provides that limited partners have the right to nominate directors for election to the General Partner's board. Although the General Partner has acknowledged the validity of plaintiffs' call for a special meeting, the General Partner has breached the Partnership Agreement and its fiduciary duties by failing to issue notice and schedule the special meeting. The General Partner's unreasonable delay in issuing notice and scheduling the special meeting is apparently intended to frustrate the unitholder franchise by preventing the unitholders from potentially nominating candidates for election and unseating current directors at the next annual meeting, which plaintiffs have learned will be held on June 9, 2011.

    The Parties

    Plaintiffs Q Funding III, L.P. and Q4 Funding, L.P. are commonly-controlled Texas limited partnerships. Plaintiffs' principal place of business is located at 301 Commerce Street, Suite 3200, Fort Worth, Texas 76102. Plaintiffs are limited partners of Cedar Fair, and collectively beneficially own 5,687,276 Cedar Fair units, representing approximately 10.28% of the total number of outstanding units.

    Cedar Fair is a Delaware limited partnership with its principal executive offices at One Cedar Point Drive, Sandusky, Ohio 44870. Cedar Fair is one of the largest regional amusement-resort operators in the world with eleven amusement parks, six outdoor water parks, one indoor water park and five hotels.

    Defendant CFMI, an Ohio Corporation, is Cedar Fair's sole general partner with principal offices located at One Cedar Point Drive, Sandusky, Ohio 44870.

    Substantive Allegations

    The Fifth Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P. ("Partnership Agreement") establishes that any limited partner owning at least 10% of the aggregate units of the Partnership may call a meeting by delivering notice to the General Partner of its intent to do so and stating the general or specific purposes for which the meeting is to be called. Ex. A (Partnership Agreement), at Section 15.4.

    The Partnership Agreement further provides that "[w]ithin ten (10) days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such meeting, the General Partner shall send a notice of the meeting to the Limited Partners." Ex. A, at Section 15.4.

    On March 2, 2011, plaintiffs sent a letter to defendants' counsel ("Meeting Request") requesting a special meeting of the Company's unitholders ("Special Meeting"). Consistent with the requirement of Section 15.4 of the Partnership Agreement that the Meeting Request state the general purpose of the requested special meeting, the Meeting Request identified the purpose of the Special Meeting to consider and vote on a proposed amendment to the Partnership Agreement (the "Director Nomination Provision"). The Director Nomination Provision, if approved, will amend Section 6.2 of the Partnership Agreement to state:

    Without limiting the foregoing provisions of this Section 6.2, in connection with each meeting of the Limited Partners held for the election of directors of the General Partner, any Limited Partner shall have the right to nominate one or more individuals to be voted on by the Limited Partners for election as directors of the General Partner.1

    On March 11, 2011, two days before the deadline in the Partnership Agreement for the Company to issue notice of the Special Meeting, counsel for the Company claimed that
    ______________________
    1 See Meeting Request dated March 2, 2011 attached hereto as exhibit B; Schedule 14A filed with the SEC by plaintiffs on March 2, 2011 attached hereto as exhibit C (the "Preliminary Proxy").

    the Meeting Request was inconsistent with the Preliminary Proxy because the Meeting Request stated that the purpose of the Special Meeting was to "confirm the right of unitholders to nominate directors" and that the Preliminary Proxy stated that the purpose of the Special Meeting was to "give unitholders the explicit right to nominate directors."2

    Defendants had no basis to assert this inconsistency as the proposed Director Nomination Provision to be considered and voted upon at the Special Meeting, is identical in both the Preliminary Proxy and the Meeting Request. Indeed, in correspondence yesterday, defendants have since confirmed that the Meeting Request was valid and that they "intend to call a special meeting of the unitholders of the Company in accordance with applicable provisions of the Fifth Amended and Restated Agreement of Limited Partnership."3 Upon information and belief, defendants manufactured the purported "inconsistency" to improperly delay issuing notice and scheduling the Special Meeting.

    Notwithstanding defendants' subsequent acknowledgement that the Meeting Request is valid and that defendants are obligated by the Partnership Agreement to call a Special Meeting, defendants have given no indication that they are in compliance with Section 15.4 of the Partnership Agreement. Indeed, it appears defendants have not taken steps toward calling a Special Meeting and are merely delaying issuing notice and scheduling the Special Meeting.
    _________________________
    2 See Letter from M. Aiello dated March 11, 2011 and attached hereto as Ex. D.
    3 See Letter from M. Aiello dated March 16, 2011 and attached hereto as Ex. E.

    Defendants have no basis to delay issuing notice and scheduling the Special Meeting beyond the 10 days required under Section 15.4 of the Partnership Agreement. As defendants well know, plaintiffs proposed the amendment because defendants have refused to permit unitholders to nominate candidates for election during the 2010 annual meeting.4 Upon information and belief, defendants' delay tactics are designed to make sure the Special Meeting will have no impact on the 2011 annual meeting thus ensuring the unitholders cannot amend the Partnership Agreement and potentially exercise their right to nominate new directors to unseat the incumbent directors.

    During a special meeting held in January of this year, unitholders resoundingly supported two amendments to the Partnership Agreement proposed by Q Funding,5 and plaintiffs believe that much like the General Partner quickly acquiesced to the demands of unitholders earlier this year by separating the roles of Chairman and Chief Executive Officer and amending its financing agreement to allow for increased distributions, if unitholders are able to send the
    ______________________
    4 Defendants have maintained this position in litigation pending in this Court (Q Funding v. Cedar Fair, L.P., C.A. 5904-VCS) through which plaintiffs seek declaratory and injunctive relief regarding their inherent right to nominate directors of Cedar Fair's General Partner.
    5 Q Funding's proposal to separate the offices of Chairman of the Board and Chief Executive Officer received the support of 81.11% of unitholders voting (constituting 54.15% of all unitholders), and Q Funding's proposal requiring the prioritization of an increased distribution to unitholders received the support of 74.16% of unitholders voting (constituting 49.34% of all     unitholders).

    General Partner another resounding message at the Special Meeting, the General Partner will also respond accordingly.

    Section 15.4 does not allow more than 10 days for the General Partner to provide notice of the Special Meeting except for such time as is "reasonably necessary" for the Partnership "to comply with any statutes, rules, regulations and similar requirements." Defendants appear to believe that more than 10 days is reasonably necessary, given their failure to provide notice of the Special Meeting by March 13, 2011. However, it has now been 13 days since the General Partner received the Meeting Request, and it has not demonstrated any effort to comply with the Partnership Agreement. Instead of simply working on filing their preliminary proxy statement with the Securities and Exchange Commission ("SEC"), which should be a relatively quick process given that the company recently completed a similar proxy statement a few short months ago, the General Partner decided to engage in a letter writing campaign taking meritless positions on the validity of the Meeting Request. The General Partner learned of the Director Nomination Provision well over one month ago when plaintiffs filed their preliminary proxy statement with the SEC, and the lack of any demonstrated effort to comply with the Partnership Agreement is inexcusable. Furthermore, there is no apparent reason the General Partner needs to delay setting a date for the Special Meeting until it receives approval from the SEC.

    By this action, plaintiffs seek injunctive and declaratory relief to require the Company to issue notice of and promptly schedule a Special Meeting for the unitholders to consider and vote upon the Director Nomination Provision.

    COUNT I

    (Breach of Contract against General Partner)

    Plaintiffs incorporate each and every allegation set forth above as if fully set forth herein.

    Section 15.4 of the Partnership Agreement requires the General Partner to send notice of a special meeting to the limited partners "within ten (10) days after receipt of such a call from Limited Partners or within such greater time as may be reasonably necessary for the Partnership to comply with any statutes, rules, regulations, or similar requirements governing the holding of a meeting or the solicitation of proxies for use at such meeting." Ex. A.

    Plaintiffs submitted the Meeting Request to the General Partner on March 2, 2011, and 10 days have passed, yet the General Partner has not given any indication that it has taken steps to comply with whatever "statutes, rules, regulations or similar requirements" it claims require it to delay more than 10 days after receiving the Meeting Request before issuing notice of the Special Meeting.

    By reason of the General Partner's failure to issue notice of the Special Meeting and its apparent intent to schedule the Special Meeting to occur after the 2011 annual meeting to deprive unitholders of the ability to nominate directors for election to the board of the General Partner at the 2011 annual meeting, plaintiffs are suffering harm.

    Plaintiffs and other unitholders will suffer irreparable injury unless the Court grants declaratory and injunctive relief directing the Company and the General Partner to issue notice and promptly schedule the Special Meeting.

    COUNT II

    (Breach of Fiduciary Duty against General Partner)

    Plaintiffs incorporate each and every allegation above as if fully set forth herein.

    As a General Partner of a Delaware limited partnership, CFMI owes fiduciary duties to unitholders, which prohibit it from inequitably interfering with or obstructing the unitholders' right to call a special meeting in an attempt to interfere with the unitholders' potential nomination of directors of the General Partner.

    The General Partner has breached its fiduciary duties by interfering with and obstructing plaintiffs' ability to effectively nominate directors for election to its board in advance of the 2011 annual meeting for the inequitable purposes of: perpetuating its current directors in office, disenfranchising unitholders and defeating the Director Nomination Provision.

    The General Partner's failure to issue notice of the Special Meeting is inconsistent with both the Partnership Agreement and the General Partner's fiduciary duties.

    Plaintiffs will suffer irreparable injury unless the Court grants declaratory and injunctive relief directing the General Partner to issue notice of and promptly schedule the Special Meeting.

    Plaintiffs have no adequate remedy at law.

WHEREFORE, plaintiffs request judgment as follows:

    Injunctive and declaratory relief directing the General Partner to issue notice of and promptly schedule the Special Meeting;

    Awarding plaintiffs their fees and costs incurred in bringing and prosecuting this action, including attorneys' and expert witness fees; and

    Awarding such other and further relief as may be just and equitable under the circumstances.

Dated: March 17, 2010

POTTER ANDERSON & CORROON LLP

By: /s/ Matthew E. Fischer
Matthew E. Fischer (# 3092)
William E. Green, Jr. (#4864)
Potter Anderson & Corroon LLP
Hercules Plaza, 6th floor
1313 North Market Street
P. O. Box 951
Wilmington, Delaware 19899
(302) 984-6000

Attorneys for Plaintiff Q Funding III, L.P. and Q4 Funding, L.P.